Exhibit 10.8

Confidential material has been omitted and filed separately with the Commission

AGREEMENT FOR COMMERCIAL PREMISES

between

GiP Gewerbe im Park GmbH

Hildebrandt Straße 24

40 215 Dusseldorf

- as lessor -

and

InterXion Holding B.V.

Gyroscoopweg 60

1042 AC Amsterdam

Netherlands

- as lessee -

the following agreement is concluded, into which the owner is entitled to enter in accordance with § 6 below:

§ 1

Premises let/Purpose of lease

(1)	The premises let are in Frankfurt Industrial Park, Hanauer Landstrasse 302, Block D4

(1.1)	with	142.41	m2	Office space

(1.2)	with	—	m2	Service space

(1.3)	with	727.54	m2	Hall space

(1.4)	with	2	Piece	Parking spaces outside

(1.5)	with	—	Piece	Parking spaces in underground parking garage

for use as office and hall spaces and parking spaces.

In the context of this use the lessee may use the premises let exclusively for sales which do not exclude preliminary tax deduction. Any change in the purpose of tenancy requires the previous written consent of the lessor (see §1, paragraph 1 of the AVB).

(2) The position and design of the premises let are indicated in the drawings and descriptions of the lessor which are attached as ANNEX VOLUME 1 and signed by the contractual parties (layout plan, basic drawings and construction specification), which form part of this tenancy agreement. The office, hall and social areas attached to the premises let and the car parking spaces are etched in red in the above plans documents.

(3) The premises let are handed over to the lessee and accepted by it as soon it has been completed apart from unimportant defects which do not substantially restrict its use and this has been announced in advance to the lessee. With the transfer of the premises let to the lessee, a joint transfer record will be drawn up in which any defects or residual works must be included which the lessor must then carry out immediately.

(4) The lessee is only entitled to use the premises let exclusively for sales which do not exclude preliminary tax deduction (§9 paragraph 2 of the Sales Tax Act). The lessee is therefore not entitled to use the premises let for sales which exclude preliminary tax deduction.

(5) With respect to the provision in the previous paragraph (4), the lessee undertakes to submit to the lessor in each case by 5 February of the subsequent year a declaration that the lessee has used the premises let exclusively for sales which do not exclude preliminary tax deduction (§9 paragraph 2 of the Sales Tax Act). If and to the extent that the lessor must provide further evidence in this context to the tax authorities, the lessee is required to supply the lessor with the appropriate evidence or - provided that it is sufficient to discharge the obligations of the lessor - submit it directly to the tax authorities.

§2

Lease period

(1) The lease period commences with the transfer of the premises let to the lessee, provisionally on 1 February 1999. The lease agreement is concluded for a period of 5 years, counting from the first of the month following the transfer on a fixed basis.

(2) The lessor grants the lessee the right to be exercised at the latest one year before the expiry of the above agreed lease period through written declaration to demand the extension of the lease period by 5 years.

(3) The lease will be extended for an indefinite time is it is not cancelled in writing at the latest 9 months before the expiry of the above agreed fixed lease period. If the lease agreement has been extended for an indefinite time, it may be cancelled in writing with a period of notice of 9 months to the end of the quarter. §568 of the civil code is excluded.

§3

Monthly rent

The provisional monthly rent payable monthly in advance with effect from the start of the lease period is:

(1.1)	For 142.41 m2 office areas	at	***
(1.2)	For 142.41 m2 service areas	at	***
(1.3)	For 727.54 m2 hall areas	at	***
(1.4)	For 2 hours Parking spaces outside	at	***
(1.5)	For - hours Parking spaces in parking lots/ Underground car park	at	***

(2)	The monthly preliminary prepayment, also to be paid a month in advance with effect from the beginning of the lease is	***
(2.1)	for office space: ***	***
(2.2)	for service areas: ***	***
(2.3)	of hall space: ***	***
(2.4)	for pre-heating for office areas	***
***
(3)	In addition to the applicable value added tax (currently 16%)	***
(4)	Thus, the provisional monthly ancillary charges, to be paid monthly in advance, including VAT amount to	***

(5) The definitive monthly rent payable with effect from the start of the lease period plus the advance payment of ancillary charges will be determined after the measurement of the premises let by the lessor on the basis of the above square metre measurements.

§4

Rent guarantee

(1) The lessee is required, within 3 weeks after concluding the agreement, but at the latest within one month before the start of the conversion work specific to the lessee on the premises let and - if such works are not envisaged - at the latest one month before the start of the lease, to provide an unlimited guarantee of a German bank in the amount of 3 times the level agreed in §3 paragraph (4), i.e. at the level of                                 ***                                                              ***                              which secures the payment obligations of the lessee under this lease and under which the guarantee guarantor waives the objections of offsetting, dispute and prior claim as well as the right to deposit the guarantee amount.

(2) If the lessee is in arrears with the provision of the rent guarantee, the lessor is entitled to cancel the lease agreement after the expiry of a further deadline of one week without notice.

(3) If thereafter there is a change in the monthly rent agreed in §3 paragraph (4) as well as the advance payment of ancillary charges by more than 10%, the contractual parties are entitled to demand an appropriate adjustment of the guarantee.

(4) The lessor pledge right is subject to the statutory provisions.

§5

Change of lease/Value guarantee

(1) The rent agreed in §3 paragraphs (1) and (5) will be changed after the expiry of 24 months (from the first of the month following the transfer) in line with the change which has occurred up to that time of the price index for general household costs of all private households in the Federal Republic of Germany published by the Statistical Office (base year 1999 = 100) as against the level in the month of the transfer of the premises let (based month), for the first time with effect from the start of the 25th lease month, i.e. the start of the third lease year. This means that the rent for each subsequent third lease year changes in each case in line with the evolution of the index between the level of the index determined on the last change of rent and the level of the index in the last month of the lease which has just ended, in each case with effect from the start the first month of the new lease. The changes are made automatically, so that the rent adjusted to the change of the index is owed without special request in each case from the start of the new lease.

(2) The contractual parties are aware that this value guarantee clause requires for validity the approval of the State Central Bank. If the value guarantee clause is not approved by the State Central Bank, the contractual parties undertake to make an arrangement which is as close as possible to the provisions agreed in this agreement and is capable of being approved.

(3) The above provisions on the adjustment of the rent also apply to any staggered rents, initial rents and investment rents. If the initial amount of a staggered or initial rent changes, then on the basis of the above provisions a rent adjustment which has already occurred should also be applied to the staggered increase of the staggered or initial rents.

§6

Entry of the owner into the agreement

(1) For the period from the start of the lease to the entry of the owner into the lease agreement, all lessor obligations under this agreement must be met exclusively by GiP Gewerbe im Park GmbH, which until then holds all rights and claims under this lease agreement.

(2) With effect from the submission of an appropriate written declaration of the owner to the lessee, the owner of the premises let will replace GiP Gewerbe im Park GmbH in this agreement as the lessor with all rights and obligations, but without liability for the period before its entry into the agreement. The lessee declares its agreement with its entry into the agreement, which may be implemented by a unilateral written declaration of the owner, and hereby undertakes to conclude with the owner as soon as possible an appropriate contractual supplement to the documentation of the change on the part of the lessor.

§7

General contractual provisions and other provisions

(1) The following attached documents form part of this lease agreement:

ANNEX 2 - General contractual conditions (AVB), ANNEX 3 - Building regulations; ANNEX 4 - Additional agreement and ANNEX BUNDLE 1. Retrospective changes and supplements of this lease agreement and its annexes must be made in writing.

(2) The lessor and/or the owner in close cooperation with the competent authorities are carrying out reorganisation measures on the property which have essentially been completed. These measures are in the general interest of the public and all users and are intended to secure the high standards of a future-oriented industrial park not least from the ecological perspective. Together with a relevant measures in the immediate environment, they contribute to creating a location which is in every respect suitable for commercial use.

(3) In the event of a disposal of the premises let, the owner will require the purchase to enter into all the rights and obligations under this lease agreement. On this basis, the lessee with its signature of this agreement waives its rights under §571 paragraph 2 of the of the civil code (liability of the lessor selling the premises let for the further compliance with the lease agreement by a purchaser of the premises let).

(4) The place of performance and legal venue for all disputes arising out of the contractual relationship and its creation and validity is the place of the headquarters of the relevant lessor.

Düsseldorf, 05.02.1999                      Amsterdam, 29.01.1999

For the lessor:

GiP Gewerbe im Park GmbH

For the lessee:

InterXion Holding

Attached annexes:

Annex bundle 1

Annex 2-4

Annex 2 to the lease between GiP Gewerbe im Park GmbH and InterXion Holding

General Contractual Conditions (AVB)

PREAMBLE

The subject of the lease agreement is the use of spaces in an industrial park (overall facility), which is intended to ensure an independent form of use through high-quality architecture and park-type design and the exclusion of disruptive factors. The contractual parties are aware that the implementation of this form of use in harmony with the applicable efforts of the other tenants and owners of the industrial park requires mutual consideration as well as joint efforts. In this spirit, the contractual parties will exchange their wishes and experiences and jointly endeavour to achieve optimisation of this form of use.

§1

Use and responsibility

(1) The premises let are let exclusively for the indicated purpose of use. The lessor does not grant competition protection. The lessor also does not accept any guarantee that the premises let are suitable for the pursuit of the commercial purposes envisaged by the lessee. The lessee is not entitled to assign the rights and duties acquired under the lease agreement or to transfer the premises let in whole or in part to third parties by subletting or otherwise. Refusal of consent of the lessor to subletting or other transfer of use does not establish a right of cancellation for the lessee.

To achieve the purpose of the lease under §1 paragraph 1 of the lease agreement, the lessee must by 05 February of each calendar year indicate by a written declaration whether in the calendar year which has just ended it has used the premises let exclusively for uses which do not exclude primary tax deduction under §9 paragraph 2 of the Sales Tax Act. So far as required by the competent authorities, this declaration must if appropriate also be explicitly explained by a member of the tax advisory professions. The lessee must impose corresponding obligations on any subsequent lessor if, by exception, the lessor has issued consent to subletting.

(2) The further arrangement of the premises let for the purpose of rent and the procurement and discharge of any official approvals required for this purpose are the responsibility of the lessee at its expense. Official instructions to be issued in future and conditions imposed with regard to the use of the premises let must also be discharged by the lessee at its own expense, even if they are imposed on the lessor. The refusal or withdrawal of the required official permits for the use of the premises let only grant the lessee a right of cancellation or guarantee if the agreed use of the premises let is prohibited for reasons which are based exclusively on the quality or location of the premises let. This also applies to other official requirements and conditions which are based exclusively on the quality or location of the premises let. These rights of translational guarantee of the lessee are, however, excluded if the lessee can remove the reasons for the official intervention by measures which are reasonable for it to take.

(3) Restrictions of the use of the premises let through external circumstances such as traffic changes, excavations, roadblocks, noise, smell and dust hazards etc do not establish guarantee claims of the lessee unless as a result the contractual use of the premises let is substantially restricted and the lessor has culpably failed to take measures which may reasonably be expected of it against such restrictions. Short-term restrictions of the above-mentioned kind do not establish a guarantee entitlement of the lessee.

(4) The lessor also gives no guarantee that the utility companies will not change or suspend their services (electricity, gas, water, heating, fuel etc) in nature, quality, pressure or voltage. The lessor is also not liable to the lessee for the costs which it incurs through conversion from city to natural gas or changes of the type of electricity and voltage or of water pressure.

(5) Compensation claims of the lessee including such claims from pre-contractual obligations and unlawful action are excluded unless they are based on intentional or gross negligence of the lessor or its agents, negligent infringement of a major contractual obligation by the lessor or its agents or the absence of a guaranteed characteristic of the premises let. If the lessor is liable to the lessee under the provisions of this lease agreement for construction defects in the premises let, the lessee may only claim compensation if the damage has arisen through gross neglect of the premises let and, despite prompt notification and demand by the lessee, the lessor has failed to remove these defects within a reasonable time.

(6) Prior to the installation of technical facilities which, because of the effects deriving from them (e.g. vibrations, sound, smells, oscillations, damage, radiation, dust, gases and electrical faults) are likely to create problems for third parties, the lessee must investigate the relevant provisions (including those of professional associations) and standards and, after submitting this information, obtain the written consent of the lessor. There is only entitlement to the issue of this consent, however, if harm to any third party and a danger to the property or building plan be excluded with confidence. If, however, such measures do not produce harm to third parties or disadvantages for the property or building, the lessor can revoke the permission granted and demand the removal of the items. This also applies in the event of the installation of heavy equipment, machinery, safes etc in the premises let. The permitted strain levels of the floors must be complied with in all cases.

(7) If and to the extent that the lessee handles in the premises let materials which are likely to damage health or the environment (e.g. materials which are toxic, harmful to health, flammable, capable of ignition, likely to produce explosions, irritant, ascorbic, carcinogenic or hydrophobic), the lessee is required to take all relevant safety measures for the handling of such dangerous substances and substances without restriction at its own expense and to indemnify the lessor from all risks in this connection. This also applies if a substance originally regarded as unproblematic is subsequently found to be a problematic substance. The lessor is entitled to demand from the lessee the conclusion and maintenance of obligatory insurance coverage for the handling of all these materials. In the event of a breach of these provisions, the lessor, after a further warning, which may be at short notice, is also entitled to cancel the lease agreement with immediate effect.

(8) The lessee is liable to the lessor for all damage which is caused by the breach of the above duty of care by the lessee, in particular also by inappropriate handling of the facilities and materials mentioned in paragraphs (6) and (7) and by its failure to take the maintenance measures incumbent on it under §6 paragraph (2)-(6) of the AVB. The lessee is also liable for damages which are caused culpably by its employees, agents or assigns, subtenants, visitors, suppliers clients or manual workers instructed by it etc. The lessee is required to demonstrate that a fault of these persons has not been present.

(9) In any event, the lessee must also consider the use concept “industry in the park” as appropriate and behave in such a way that joint tenants are no more restricted than is unavoidable and any action which damages the external appearance of the facility as a whole is avoided and/or prohibited so far as legally possible. Outside the premises let, therefore, no objects may be stored. Exceptions require written consent of the lessor. However, the lessee is liable for all damage arising in this connection. Additional waste containers of the lessee require a visual protection to be agreed with the lessor, the costs of which will be met by the lessee. These containers must always be kept closed.

(10) The insurance of the site, building and commercial unit - irrespective of the obligation to assign costs of the lessee - is the responsibility of the lessor. The insurance of the items introduced by the lessee, goods and adjustments and advertising and operating facilities, on the other hand, is the responsibility of the lessee. The lessee is required to conclude an operational liability policy and demonstrate the existence of the insurance cover with an amount of cover of DM 2,000,000.00 (two million) for personal injuries, 300,000.00 (three hundred thousand) for material damage and DM 100,000.00 (one hundred thousand) for asset damage, in each case for each claim event, at the request of the lessor. In the case of special risks, higher cover amounts and the cover of the obligatory liability for water damage, including the facility and effect risk, must be demonstrated.

(11) In the event of complete destruction or destruction of the overwhelming majority of the premises let by an event not attributable to the lessor (e.g. fire, storm etc), the lessor is not required to restore the premises let. It may declare the lease to be terminated with effect from the time of the complete or partial destruction of the premises let irrespective of whether the premises let will or will not be restored at some later time. Claims of the lessee in such cases do not arise. The above provision also applies if the predominant part of the building in which the premises let are located is destroyed.

§2

Transfer of the premises let

(1) The entitlement of the lessee to the transfer of the premises let only arises with the contribution of the agreed rent guarantee. In the event of a delay attributable to the lessor in the transfer, the lessee is only entitled to cancel or withdraw if the time envisaged or the period for the start of the lease is exceeded by more than 3 months. Compensation claims under §1 paragraph (5) of the AVB are excluded.

(2) The lessee must carefully check the condition of the premises let at the time of transfer. If the transfer record does not contain specific defects/residual works still to be resolved, then with the signature of the transfer record the lessee accepts the condition of the premises let to that extent as being in line with the agreement, except for concealed defects. The lessor is therefore not liable for defects which could have been detected on transfer but have not been the subject of a complaint by the lessee and are not included in the transfer record.

(3) The precise lettable area to be determined after the confirmation of the premises let by measurement is calculated from the net surface area under DIN 277 (issue of June 1987, clause 2.3) but without allowing for interim walls and supports which are disregarded. Any jointly used common parts will be allocated proportionally. The measurement of lease services, the result of which is taken as the basis for the calculation of the rent with effect from the start of the lease, takes place after the leased premises that have been completed. After the expiry of one year from the notification of the result of the measurement, neither the lessor nor the lessee can demand a recalculation of the rent with reference to measurement errors.

(4) The lessee is aware that the facility as a whole and the part of it belonging to the lessor (overall facility) is still under construction. Obstacles during the construction period will be kept as low as possible by the lessor. Any reduction rights and compensation claims on this basis will be subject to paragraphs (3) and (5) of §1 of the AVB as appropriate. The lessee does not have a right of cancellation as a result.

§3

Payment of the rent - cancellation

(1) The rent, including the advance payment of ancillary charges plus any applicable VAT, is payable monthly in advance on the first of each month free of charge to the lessor. The obligation to pay the agreed rent arises at the start of the lease, irrespective of any incomplete internal distribution or other works which the lessee itself carries out for the premises let or causes to be carried out. The punctuality of the payment is determined not by the dispatch but by the credit of the rent to the lessor.

(2) In the event of arrears of payment of the lessee, the lessor is entitled to charge arrears interest at the level of 3% (three per cent) per annum above the discount rate of the German Federal Bank. Further compensation claims of the lessor, the exercise of the right of cancellation under paragraph (5.1) and claims under §303 of the commercial code are not affected by this.

(3) The ancillary costs payable in addition to the rent and other consumption costs as well as VAT form part of the rent.

(4) The lessee may only offset against a rent liability if the claim which is being offset is undisputed or has been upheld by a court of law. The lessee may only exercise a right of retention with regard to the rent if each claim is based on the lease relationship. The offsetting and assertion of rights of retention by the lessee are only possible with regard to such rent claims of the lessor as have matured more than one month after the receipt of a written notice from the lessee. This restriction does not apply if the lessee must reasonably assume that the rent due later will no longer be sufficient to cover its claims.

(5) The lessor can cancel the lease agreement by written declaration without notice, if

1.	The lessee is in arrears with the payment of an amount of at least one monthly rent instalment for longer than one month

2.	The lessee carries out noncontractual use of the premises let or unauthorised transfer to third parties despite a warning or in event of other material contractual obligations despite a warning fails to comply within a reasonable deadline or

3.	The lessee has submitted an application for the instigation of of bankruptcy or settlement proceedings on its estate, has issued an affidavit under §807 of the civil procedural code, had instigated nonjudicial proceedings for debt adjustment or has suspended its payments or

4.	A third-party has submitted a not obviously unjustified application for the instigation of bankruptcy or settlement proceedings on the assets of the lessee or

5.	Settlement or bankruptcy proceedings have been started as to the assets of the lessee or the instigation of them has been declined for lack of estate or other grounds are attributable to the lessee or

6.	Some other material reason is present.

§4

Consumption costs

(1) As a rule, a separate heating facility is provided for each lease unit. The lessee is responsible for the normal operation, regular maintenance and ongoing upkeep (see also §6 paragraph (3) of the AVB) of a separate heating facility. It is recommended that this be operated in line with the technical provisions of a default reporting device. The consumption of the relevant separate heating facility is measured through a separate meter. The consumption measurement settlement - if possible - will be made directly by the lessee to the utility company.

(2) If, by reason of the local situation of the premises let, a heating facility is used by several lessees, this settlement will be made by the manager/lessor. In this case, an appropriate heating cost advance payment must be made to the manager/lessor. §5 paragraphs (3) to (6) of the AVB apply appropriately.

(3) For operating costs to be met by the lessee in any event - if and to the extent that these costs arise in the building - in particular the cost of fuel and its delivery, the cost of operating electricity, the costs of service, maintenance, supervision and care of the heating, fuel and gas through facilities, the regular testing of its operational readiness and operational security including the appointment of a specialist, the cleaning of the facilities and the operational premises, the costs of measurements according to the Federal Emission Protection Law, the costs of further letting or other types of transfer of use require an issue on the consumption record and the costs of use of an issue of the consumption record as well as its calibration including the course of the calculation and distribution. Local district heating includes the heating costs in particular the overall costs of the supply of heat and the costs of the operation of the appropriate building facilities as well as the costs indicated above.

§5

Ancillary charges

(1) Ancillary charges under the lease agreement comprise the following taxes, contributions, fees and costs, if and to the extent that they are incurred by the lessor through the ownership/inheritance rights to the property and/or through the contractually agreed use of the property, building or commercial unit (the latter includes ancillary buildings, parks facilities, devices and installations) or arise in the building, including in particular for

1.	The total ongoing official charges of the property, building and commercial unit, land tax, rubbish removal, chimney sweeping, channels, water provision and drainage (including for rainwater/surface water);

2.	Cleaning including snow and ice removal/gritting and the maintenance and lighting of streets and paths within the overall facility, care and cleaning or external facilities such as green and garden and water areas, staircases, park areas, approach roads etc including the devices required for them and materials and the replacement and supplementation of the vegetation;

3.	Cleaning of the property, building and commercial unit including the common parts and areas, the external glass and facade areas and the prevention of infestation including modernisation of the devices and materials required for this purpose;

4.	Operation and lighting of the common parts and areas and the joint facilities, operation, maintenance and upkeep of the other joint technical facilities and devices including meters and their calibration;

5.	Insurance of the property, building and commercial unit against fire, storm and water damage, glass insurance for the joint glass surfaces, liability insurance for the property, building and commercial unit (if necessary including oil tanks etc) and loss of rent insurance of the lessor for a period of 2 years;

6.	Curator, technician and any other surveillance;

7.	Maintenance of buildings used by several tenants jointly as office areas with a lump sum fee indexed according to §5 of the lease agreement of *** per month for office space:

8.	The costs of building administration with a lump sum of 5% (five per cent) of the applicable contractually owed net rent;

9.	All other operating costs which can be imposed under annex 3 to §27 paragraph (1) of the Charging Regulation II in the version applying when the costs arise.

(2) The extent of the cleaning, maintenance and similar works and any surveillance of the industrial park and the extent of the insurance cover will be determined by the lessor in the light of the interests of the lessee and the other tenants in the facility as a whole. The benchmark for transfer and the settlement period will be determined by the lessor in the light of the interests of the lessee and the other tenants in the building as a whole and may be changed by it under the same conditions. If a specific transfer procedure is not statutorily prescribed or if the lessor carries out a settlement by use or for individual items in this agreement there is a different arrangement, in the event of doubt a distribution according to the ratio of the services of the premises let to the total lettable area of the building of the lessor as a whole should take place. The costs of cleaning including removal of snow and ice/gritting and the maintenance and lighting of streets and paths within the facility as a whole and the common green areas will be determined on the basis of the applicable charge of the lessor with these costs and immediately imposed on the lessee also in proportion to the surface of the premises let to the overall lettable surface of the facility of the lessor as a whole.

(3) Through the monthly advance payments, the lessor will make settlement once a year. In respect of the flat amounts, however, the level of the costs will not be demonstrated. Any difference on the basis of the charging in favour of the lessor/lessee must be settled by the lessee/lessor within one month after the receipt of the settlement. In the event of the withdrawal of the lessee during the settlement period, distribution will take place at the next settlement in the event of doubt in the relationship of the lease period to the settlement period. A delay in the settlement, however, cannot establish for the lessee any rights up to the expiry of the statutory limitation period.

(4) If it becomes apparent that the monthly advance payments are not sufficient to cover the above listed costs, the lessor may offset the advance costs even during an ongoing settlement period. appropriately If the settlement of the lessor indicates a reduction of the ongoing costs, the advance payments for the subsequent settlement period of this adjustment must be adapted appropriately.

(5) The lessor is entitled at any time to demand from the lessee - if technically possible - the direct settlement of individual ancillary charges with the relevant utility.

(6) If on the basis of the use of the premises let by the lessee or conversion works introduced by him there are increased building or compulsory liability premiums, or increased contributions etc are payable, they will be charged to the lessee.

§6

Upkeep

(1) The lessor will arrange for the upkeep of roof and wall (external upkeep) and the upkeep of the common facilities and common parts and any central technical facilities outside the property let. If the lessee is required to pay costs for this under §5, it will bear these costs in the context of the ancillary charge provision made there. In other respects, they will be charged to the lessor. In addition, the lessor at the expense of the lessee will conclude maintenance agreements for the central technical facilities (especially heating) within the premises let.

(2) The upkeep and maintenance within the premises let including the necessary repairs will be the responsibility of the lessee at its expense. This applies in particular to the heating facilities transferred to the lessee, sanitary facilities, electrical systems, armatures, blinds, rolling blinds, any lift facilities and other technical facilities and devices as well as windows and doors, both internal and external. If one of these items has to be replaced as a result of normal use, the lessee will replace it at its expense, if an amount indexed under §5 of the lease agreement of DM 1000.00 (one thousand) for each individual case is not exceeded. If this amount is exceeded, the lessee will contribute to the higher costs with the above-mentioned amount in each individual case. Broken window panes must in all cases be replaced by the lessee.

(3) The lessee will demonstrate in writing to the lessor the conclusion of the maintenance agreements for the heating systems and the rolling blinds with the start of the lease. The lessor reserves the right to conclude the maintenance agreements itself at the expense of the lessee.

(4) The lessee is required to treat the premises let and the common facilities with appropriate attention and care. Cosmetic repairs must be carried out by the lessee at regular intervals at his own expense. Carpet floors and similar dilapidated floor coverings must be renovated by the lessee within a reasonable period corresponding to their condition. The cleaning of the premises let and the windows internally and externally including the frames, with any necessary care (including any care for timber, plastic and materials), is also the responsibility of the lessee.

(5) Damage to the property or building must be notified to the lessor/manager or its agents, as soon as it is noted by the lessee. For further damage caused by delayed notification the liability rests with the lessee. With a risk of delay, the lessee itself must take the necessary measures.

(6) The lessee of the ground floor must in exceptional cases - if these tasks are not carried out by the curator - maintain the staircase adjoining the premises let and the access to the premises let at all times clean and safe for movement. Snow and other obstacles (e.g. fallen leaves in autumn) must be removed by the lessee from the premises let. The lessee gives an undertaking to the competent authorities for road cleaning in line with the applicable regulatory provisions.

§7

Structural changes by the lessor

(1) The lessor may carry out improvements and structural changes which are necessary to maintain the premises let or other parts of the industrial park or to prevent imminent risk or for the removal of damage, even without the consent of the lessee. This also applies to works and structural measures which are not necessary but appear to be desirable, in particular for the modernisation and/or better exploitation or development (including expansion) of the building and/or the site. These include conversion works arising in connection with the reletting of individual parts or the design of the building as a whole.

(2) If the lessee is required to tolerate the works, it may only reduce the rent or exercise a right of retention if these are works which prevent the use of the premises let for the agreed purpose in whole or in part or substantially restrict it. Compensation claims of the lessee are excluded under §1 paragraph (5) of the AVB. However, the lessee must so far as possible allow for the commercial interests of the lessee. §540 1b paragraph (2) of the of the civil code is excluded.

§8

Structural changes by the lessee

(1) Without the written consent of the lessor, the lessee may not change the premises let and the technical facilities, and in particular not introduce any floor coverings, extension and conversion works, installations etc. In these cases, suitable plans must be submitted to the lessor. It may make consent dependent on the demonstration of adequate insurance cover and - even after consent has been issued - demand the removal of the facilities if there is a reasonable ground to do so. There is no entitlement to the issue of consent.

(2) The procurement and maintenance of the official permits required for the above measures is the responsibility of the lessee, which must also meet all costs connected with the implementation of these measures. If technical facilities are subject to an acceptance and/or regular review (e.g. by the TÜV), the exceptions and testing must be ordered by the lessee at its own expense and their implementation as well as results must be demonstrated to the lessor. The lessee will also indemnify the lessor in this respect from all charges and cost claims of third parties.

(3) The lessee gives a guarantee in respect of the above-mentioned measures of compliance with all public law provisions. The costs of operation and maintenance of facilities will be met exclusively by the lessee. Damages of all kinds which are attributable to construction changes and additions caused by the lessee and their use must be compensated by the lessee.

(4) Prior to the termination of the lease, the lessee must restore the original structural condition (in the case of extensions before readiness for entry). The lessor is, however, entitled to take over the premises let in the condition applying at the time of the departure of the lessee without payment or compensation to the lessee. The obligation of the lessee under §6 to carry out cosmetic repairs is not affected by this.

(5) Roof and external antennas may be installed only after approval by the lessor.

(6) The above provisions apply appropriately if the lessee takes over the facilities mentioned in paragraph (1) to (5) from a previous tenant.

§9

Advertising and other notices

(1) Facade and roof areas of the building including those of the premises let and wall surfaces on the building outside the premises that are not included in the letting. These surfaces and the window areas may only be used for the introduction of marquees, plates, advertisements, titles of all kinds or similar with the previous written consent of the lessor. The approval, to which there is no entitlement, may be made dependent on the payment of an additional rent.

(2) The lessor reserves the right to make available at appropriate places a table or tables at which the lessee can place their name or company name in a form and size to be determined by the lessor at its reasonable discretion. The lessee is also permitted to put its name/company name in a form and size to be approved by the lessor on a surface to be indicated by the lessor on the external door or wall of the premises let. Behind the window panes of the windows, facilities which must be provided with titles, plates, advertisements or similar may only be installed if the lessor has given consent in advance.

(3) Prior to the termination of the lease, the lessee must remove any titles, descriptions, advertisements etc which have been introduced and restore the original condition at its expense.

(4) The above provisions apply appropriately if the lessee takes over facilities of the kind described there which have been created by a previous tenant.

§10

Termination of the lease

(1) After cancellation, agreed suspension and an appropriate time before the other termination of the lease, the lessee must permit the introduction of letting plates or similar notices at suitable places of the premises let, especially in the windows.

(2) In good time prior to the termination of the lease, a joint record will be drawn up in which the damages caused by use, cosmetic repairs arising and conversion and extension works to be removed by the lessee or other facilities must be included. The lessee must immediately before the termination of the lease make good the damage arising through the use and carry out appropriate cosmetic repairs. Carpet floors and similar dilapidated floor covering must be cleaned and renovated in an appropriate manner, if they are in an unsuitable condition for reletting. Instead of implementing the above-mentioned measures, the lessor may, however, at the latest 3 weeks before the termination of the lease, require that the lessee pays the necessary amount to the lessor for the making good of the damage and/or the implementation of the applicable cosmetic repairs or renovation of carpet floors etc. The level of this amount will be confirmed on the application of the contractual party by an expert to be appointed by the locally competent craft chamber for the premises let as the arbitrator. The costs of the expert will be shared half and half between the lessor of the lessee.

If the works to be carried out by the lessee under the above provisions on the premises let are not carried out by the termination of the lease, the rent plus ancillary charges must continue to be paid up to the end of the month in which these works are terminated. Further claims of the lessor are not affected.

In the event of early departure of the lessee, the lessor will also be entitled to carry out other maintenance and conversion works in the premises let, without the lessee as a result having an entitlement to a credit of rent etc.

Any objects left behind by the lessee may be stored by the lessor at the expense of the lessee, if these objects are not removed despite a request. After the maintenance deadline of 3 months, such objects may be disposed of by a publicly appointed auctioneer by private treaty irrespective of whether the lessor still has claims against the lessee. Obviously valueless objects and commercial documents not collected despite a written request within the above-mentioned deadline may be destroyed. If and to the extent that the lessee, within one year after the termination of the lease, is not asserting any claims through the courts, all claims of the lessee to the objects left and the proceeds of disposal arising in their place will lapse.

§11

Other agreements

Legal venue

In the event of a disposal of the building, the lessor is entitled to request the lessee, attaching a list of the lease documents, to give a completeness declaration. The lessee is in that case required, within 2 weeks, to notify in writing whether the list of the lessor is complete. If the lessee gives such a completeness declaration or if within 2 weeks it does not draw attention to incompletenesses or inaccuracies, the lessee may not later cite such agreements as are not mentioned in the list of the lessor.

The lessor or its agents may, to exercise the statutory pledge right, to assess the structural condition of the premises let and their functional capacity and the safety of technical facilities in the premises let, for the further letting of the premises let, for their disposal or in other similar cases, have access to the premises let with the parties, experts or witnesses during ordinary business hours. If there is no risk from delay, such a visit should be notified in good time in advance.

It a party to the agreement consists of several persons (e.g. a civil code consortium), they will have joint liability to the lessor.

The building regulations form part of the lease agreement. The lessor may change these building regulations at its reasonable discretion, if and to the extent that such a change is reasonably appropriate in the interests of all the lessees and can be accepted by the individual lessee.

The legal venue for all disputes arising out of this lease or its creation or validity, including any bill and cheque processes, is the head office of the relevant lessor.

If one or more provisions of this lease agreement for any reason are or become invalid, this will not affect the validity of the lease agreement in other respects. The contractual parties are required, in such a case, to conclude an agreement which is as close as possible to the commercial purpose of the invalid provisions and can validly be agreed.

Building regulations

The joint use of a commercial property by lessee of various corporate forms, sectors and types of use, requires not only good neighbourly relations but also mutual respect and consideration for these building regulations.

1. Noise and smell

These must be avoided in the interest of all lessee. Accordingly, all devices, machinery etc, whose operation causes noise, must be given sufficient damping that no transfer of the noise to other premises let can take place. Mechanical music devices and instruments may only be operated as loudly as the human voice. Smell-causing machines, devices etc may only be installed if they contain a flue under the roof and the prior consent has been obtained of the lessor, which is happy to act as an adviser.

2. Staircases and corridors

According to the fire prevention provisions, the staircase and all other joint corridors available for use, cellar passages etc must be determined for the safety of all lessees as escape routes in the event of a file. The surfaces may not in any circumstances be used for the storage - even provisional - of furniture, packaging, goods and similar.

3. Vehicles

The parking of vehicles on the property outside the intended spaces is not permitted.

4. Passenger lifts

These are intended primarily for personal use. Any lessee who wishes to move furniture or other heavy objects to its premises let may for this purpose use the passenger lift under the supervision of the curator, if agreement has previously been reached on the date and time and the lift cabins have been arranged for protection against damage. The transport of persons, however, will always take priority.

5. Removal of waste and rubbish

Sufficient rubbish containers are made available for this. Lessees which require additional rubbish bins because of their commercial operation (e.g. restaurants) must order them from the lessor. The removal cost this additional rubbish bins will be met by the lessee.

Any rubbish removal system present in the building may not be used for blocked waste (cardboard or other packaging, bottles etc).

For the removal of paper, packaging etc, the curator has arranged a joint collection point which all lessees must use. WC facilities may not in any circumstances be used for the disposal of rubbish and waste. If as a result of this, blockages of the drainage pipes are caused, the costs for their removal will be charged to all lessees of the property with the ancillary charge settlement.

6. Closure of building doors

The doors available to several users will be closed by the curator between 19.00 and 7.00 and on Sundays and holidays. Any lifts present may be deactivated during this period and the lighting of the staircase may be restricted. The lessee accepts the obligation during this period to keep the house building door entrance also closed. Lessees who have agreed with their employees on flexible rosters will arrange the locking of the building doors directly with the curator. The lessor reserves the right to contain the property and to establish any main entrance which may require to be locked.

7. Other

The lessee will ensure that the holding regulations are observed by its employees, subtenants, visitors, suppliers etc and the manual workers instructed by it.

8. Keeping animals

Keeping animals requires the consent of the lessor.

LEASE CONSTRUCTION SPECIFICATION

Hall, office and service spaces

General

The industrial park is divided into several building units which are in turn subdivided into individual sections of different sizes.

In particular, the units consist of halls and the associated office premises on two or more floors. The access to the offices is arranged in such a way that there are no restrictions of truck traffic to the hall.

Loading and unloading take place through service ramps. They are reduced by approximate 1.20 meters as against the floor of the hall. This produces for each unit at least one gate with a service ramp and an input and output gate at the level of the hall. The gates are designed as sectional or rolling gates. The height is approximately 3.00 meters. By special request of the user, transfer bridges, lifting devices and weather protection facilities can also be installed.

Overall structure

The buildings are produced from concrete parts.

In the hall area, there are ferroconcrete columns from concrete supports for the roof construction.

The distance between supports derives from the systemic planning, and the light height between the columns is approximately 6.00 meters. The supporting structure in the office consists of supports with bases and imposed finished plates, and the strain is 500 kg/square metre. All supporting parts in the office and in the halls are designed for fire class F 90. In the output areas for possible offices on the upper floors, consoles as floor covers and if necessary additional foundations are provided.

Fire and/or hall separators are produced according to the static calculation and official requirements. Apertures for the introduction of gates are provided. Other walls and openings not required are closed in the brickwork with joint closures.

Hall floors

The hall floor body is produced as a concrete floor in the vacuum procedure, and the surface has a tear resistant corrosion device. The possibility of carrying forklift trucks of 2500 kp permitted total weight and/or a service strain of 5000 kg/square metre must be ensured.

External walls

The facades involve alterations according to the architectural plan. Hall facades in the hot galvanisation procedure layered with paint are interrupted through concrete fields, which are also treated appropriately.

For the office areas, alternating with sandwich facades with fine-grained surfaces, in partial areas there is klinker integration, as well as glass and plastic covering for the appropriate subconstruction.

Roof structure

The roofs consist of: coverage with free trapeze ceilings, introduction as a heated roof structure according to the roof cover guidelines, damping according to the heat protection regulations.

In the area of the hall surfaces light couples are provided for illumination and as smoked removal armatures. The number and size is based on the official conditions and amounts to approximately 2% of the surface area.

Electricity supply

The electricity supply is in line with the guidelines of the VDE and comprises the cabling, switches and plugs including the bridging channels required in the window areas in offices. Every 2.5 meters of bridging channel there is one double plug and one telephone plug.

As a rule, each individual lettable hall, office and service area will have separate subdistributors and meters. The connection service made available for each lease section is maximum 40 KVA.

The initial provision with lighting is included in the lease price:

Office: 500 Lux workplace specific for length lighting for NL lamps, light sources from plate steel, white paint

Hall: 200 Lux light bands, distance 7.5 meters

Service: 500 Lux (workplace specific) light bands.

In the office entrances, there are door speaker, bell and door opening facilities.

For the post and or lease installation of remote speakers and/or telex systems, cable routes are provided.

Heating provision*)

The heating provision of the halls is directly through glass cover heaters. For the office and service unit hot water central heating is provided. The heating takes place through centrally arranged gas heat monitors or atmospheric gas boilers.

The heating requirement is based on DIN 4701/83. In the office and service areas, profiled the flat radiators are provided. The settlement of heating costs is conducted separately through the heat cost distribution.

Sanitary

On all floors, in each case a ladies and gentlemen’s WC with vestibule are provided. In a separate room there is an office kitchen.

The facility objects are in white, WC facilities and suspended WC with rinse boxes, in the gentlemen’s toilets there are urinals, and in the vestibule basins with a large wall mirror.

Entrances, foyers and staircases

Each block receives its own large-scale entrance and staircase facility.

The floor coverings are individually designed and correspond to clinker, large-scale trials, marble or carpet floors.

Exception:

Heating supplies through a local heating network of a utility company.

The heating supply takes place through pump water heating through the local heating supply network of the relevant supplier. The heating of the halls takes place through ventilator heaters supplied by warm water in the roof area.

Office and social premises

The development of the offices takes place according to the now standard 9 normal high standard. The walls are covered in rough fibres and plaster.

The external separating walls of the bathrooms and the walls of the office and ancillary rooms are produced from gypsum board standard works without additional noise protection. Office separating walls are appropriately integrated to the wishes of the lessee and included in the rent.

WC separators as system walls (made in plastic)

The windows are provided as plastic windows with insulation glazing and external sun protection (except on the north side).

The roof covering is based on the planning details, as mineral fibre plates and/or in the bathrooms or panel covers. The room height of approximately 2.00 meters.

The floor covering is a carpet floor which can sustain rolling chairs, and in the subsidiary areas PVC. The wall and floor covering in the toilets is white tiles or coloured tiles up to the height of the room.

Service areas

Windows throughout the service area are designed as for the offices.

Heating is as for the offices.

The window bank channels are as for the offices.

Floors, as necessary (plastic floor, layering or plaster)

External facilities

The external facilities are of broad design in the overall profile of the industrial park and have a landscape garden character. Diversification of green areas occurs through bushes and trees.

In the traffic area, composite stone plaster for heavy load traffic is provided. This also applies to the access courts. Passageways are given a covering of concrete slabs with a layer of sharp edged pebbles.

The lighting of the general zones takes place through mast lights.

The headings of the plates must take place by agreement with the lessor for each user.

The right to make technical changes which are required for official or structural reasons is reserved.

July 1998

Annex 4 to the lease agreement between GiP Gewerbe im Park GmbH and InterXion Holding

Additional agreement:

The lessee is permitted, at its own expense, in particular through specialist companies, to make additions within the hall. These consist in particular of:

•	steel frames with gypsum board divisions and trapeze covers

•	double floors h = 40 cm

•	installation of air conditioning split units plus condensers on the roof

•	gas-fired extinguishing facilities

A supply of electricity up to maximum 0.5 KVA can be ensured. For additional services above the standard (40 KVA) costs of DM 280.00 per KVA will be charged.

These costs must be met by the lessee.

The planned insertions must be submitted to the lessor as the basic outline plan; the lessor will carry out reconciliation with the construction authorities and the park authorities. Any necessary approval for change of use will be applied for by the lessor. The cost of this and any resulting conditions will be met by the lessee.

The planned 2 unit emergency electricity diesel will be hired by agreement with the lessor in the hall. The costs arising for ventilation and evacuation and gas flues will be met by the lessee.

For necessary connections of telephone cables to the premises let, the lessee will be permitted, at its own expense, in predetermined areas (culverts) to retrospectively impose cable or conduit systems. The predetermined culverts are shown in plan no      in the annex to the lease agreement.

The costs arising to the changeable expansion of the lightning protection system and the costs for the switching of an internal smoke warning or extinction system to the existing file reporting system (further switching to the fire service) will be met by the lessee.

§5 paragraph 1, final sentence of the lease agreement is altered as follows:

The changes will take place at the request of the lessor, so that the rent adjusted to the change of the index will be owed in each case at the start of the new lease.

§1, paragraph 1 of the general contractual conditions (AVB) is supplemented as follows:

A subdivision among companies of similar use and approved credit worthiness is in principle approved.

§8 paragraph, sentence 2 of the general contractual conditions (AVB) is deleted without replacement.

Confidential material has been omitted and filed separately with the Commission

SUPPLEMENT

No. 15

to Lease Agreement dated 29 January/5 February 1999

together with Supplement No. 1 dated 21 May 1999

and Supplement No. 2 dated 14/28 May 1999

and Supplement No. 3 dated 1/18 October 1999

and Entry Declaration dated 23 November 1999

and Supplement No. 4 dated 11 September 2000

and Supplement No. 5 dated 11 January/11 September 2000

and Supplement No. 6 (undated)

and Supplement No. 7 dated 27 October/11 December 2000

and Supplement No. 8 dated 20/24 March 2003

and Supplement No. 9 dated 16/18 October 2006

and Supplement No. 10 dated 29 March/3 April 2007

and Supplement No. 11 dated 21 December 2007

and Supplement No. 12 dated 11 June/16 June 2008

and Supplement No. 13 dated 29 May/16 June 2009

and Supplement No. 14 dated 28 July 2009

between

Interxion Deutschland GmbH

Hanauer Landstraße 298, 60314 Frankfurt

Tax Identification number 045 236381 19

represented by its Managing Director Mr Peter Knapp

– hereinafter referred to as “Lessee” –

and

Union Investment Real Estate GmbH

– formerly Union Investment Real Estate AG –

Caffamacherreihe 8, 20355 Hamburg

Tax Identification Number 27/144/00080

represented by: Mr Philip La Pierre, Mr Claas Zincke

– hereinafter referred to as “Lessor” –

Agreement number: 0100/1187.V0000010

(Please give this agreement number in all correspondence and in the case of payment.)

Property: Frankfurt, Hanauer Landstraße 296–326

(Version as of 11 November 2009)

11 November 2009

Union Investment Real Estate GmbH • Caffamacherreihe 8, 20355 Hamburg • Postfach 30 11 99, 20304 Hamburg

Telefon: 040 34919-0 • Telefax: 040 34919-4191 • E-Mail: service@union-investment.de • Internet: www.union-investment.de • Sitz der Gesellschaft: Hamburg Registergericht: Amtsgericht Hamburg HRB 110793

Geschäftsführung: Dr. Reinhard Kutscher (Vorsitzender), Dr. Frank Billand, Ingo Hartlief, Dr. Karl-Joseph Hermanns-Engel Aufsichtsratsvorsitzender: Dr. Wolfgang Mansfeld

Recitals

On 29 January/5 February 1999, Lessee and Union Investment Real Estate GmbH (prior to the change of name “Union Investment Real Estate AG” and prior to that “Deutsche Immobilien Fonds Aktiengesellschaft (DIFA)”) concluded a Lease Agreement, together with Supplements Nos. 1 to 14 for office, service, and storage areas, as well as car parking spaces, within property 1187 at the Frankfurt Business Park at Hanauer Landstraße.

Lessee wishes to extend the Lease Agreement and Supplements Nos. 1 to 14 from 1 January 2014 to 31 December 2019 by five (5) years (Fixed Lease Term).

In addition to the above-mentioned office, service, and storage areas, Lessee was permitted to lease other storage areas in building component G 2, Weismüllerstraße 25, with an area of 529.49 m2, from 1 January 2010 to 31 December 2019 (Fixed Lease Term).

Lessee also intends constructing a fenced area with three gates around its leased property between Hanauer Landstraße and Weismüllerstraße, as shown in APPENDICES 2 to 4.

Referring to the Lease Agreement, Parties now therefore agree as follows:

§ 1

Leased Premises

From 1 January 2010 to 31 December 2019, Lessee will lease additional leased areas within the property, as shown (with the exception of shared communal areas) on the plan attached as

APPENDIX 1.

1.	Storage areas in building component G 2, Weismüllerstraße 25, ground floor, approx. 529.49 m2, including shared communal areas.

The additional leased areas will be made available in their current condition, of which Lessee is aware. A joint report will be drawn up upon delivery of the premises. In so far as the delivery report shows that the leased areas do not have any defects and/or work still to be done, Lessee will acknowledge the condition of the leased premises as being as agreed by signing the delivery report. Hidden defects are an exception to this.

§ 2

Lease Term

(1)	Lessee extends the Lease Agreement from 29 January/5 February 1999 together with Supplements Nos. 1 to 14 from 1 January 2015 by a further five (5) years until 31 December 2019 (“Fixed Lease Term”).

(2)	Lessee is granted the right to extend the Fixed Lease Term for a period of five (5) years by means of a unilateral declaration (“Optional Lease Term”) subject to the then applicable provisions of this Lease Agreement (“Option Right”). Lessee must exercise said Option Right by no later than twelve (12) months prior to the end of the Fixed Lease Term by giving Lessor written notice to that effect. The above option arrangement will not apply if Lessee has largely sublet the leased property at the point when the option is exercised.

11 November 2009

§ 3

Rent

(1)	With effect from 1 January 2010, the rent for all the leased areas taken together will be made up as follows:

1.	4,314.32	m	[2]	Office space including shared communal areas at	= €	***
				EUR12.75/m2
2.	9,087.55	m	[2]	Storage area at EUR 5.61/m2	= €	***
3.	138.67	m	[2]	Office space in building component D6 including shared	= €	***
				communal areas at EUR 12,75/m2
4.	337.50	m	[2]	Service area in building component D 6 at EUR 7.50/m2	= €	***
5.	529.49	m	[2]	Storage areas in building component G 2 including	= €	***
				shared communal areas at EUR 5,61/m2
6.	1	item		Parking spaces at EUR 1,414.76	= €	***
7.	31	item		Outdoor parking spaces at EUR 50.53 per space	= €	***
8.	30	item		Parking spaces in car park at EUR 50.53 per space	= €	***

9.				Net rent	= €	***

10.	4,452.99	m	[2]	Advance payment for ancillary costs and heating costs for	= €	***
				office space at EUR 2.60/m2
11.	9,954.54			Advance payment for storage and service areas at EUR1.50/m2	= €	***

12.				Subtotal	= €
13.				Plus statutory value added tax (currently 19%)	= €	***

14.				Total monthly rent	= €	***

(2)	Fore the first month in the first year of the lease, Lessee is exempt from the requirement to pay the net rent for office, service, and storage areas pursuant to Clause 3(1) to (5). Lessee will, however, owe the ancillary costs and heating costs and the costs for the parking spaces, plus statutory value added tax, for the rent-free periods.

§ 4

Enclosed Area for Interxion Deutschland GmbH Data Centre

(1)	Lessee will construct a fenced area with three gates as shown in APPENDICES 2 to 4. Construction for this project is expected to commence in January 2010. The project is subject to the following requirements:

1.	Planning and construction of the fenced area will take place pursuant to construction permit AZ B-2008-1615-3 (27 November 2008) together with the requirements and supplementary provisions that it contains.

2.	The condition for construction to commence is a completed investigation for munitions within the planned route of cable ducts and a release by the munitions disposal service.

3.	The indications, products, manufacturers, dimensions, technical data, etc. given in the construction specification are meant as general information; deviations and adaptations to the local situation are possible in well-founded cases.

4.	Given the complicated interface problem, optimum co-operation is indispensible between the Parties to the agreement (INTERXION and UNION INVESTMENT REAL ESTATE GmbH and K.O.P).

11 November 2009

5.	After the present Supplement to the Lease Agreement has been concluded, the Parties INTERXION and UNION INVESTMENT REAL ESTATE GmbH, represented by K.O.P. GmbH, will agree on and draw up a construction schedule (with deadlines). The construction schedule will be worked out by K.O.P. GmbH and followed in the course of the Project.

6.	Planning, site supervision, and construction of the fenced area will be carried out by K.O.P. GmbH, Leipzig.

7.	Maintenance, upkeep, servicing, and care of the fenced area will be the responsibility of INTERXION.

(2)	Lessor must be provided with the as-built documents for the fenced area in digital form immediately after completion.

(3)	Lessee and Lessor agree that the completed fenced area will remain until the end of the agreed Fixed Lease Term on 31 December 2019. In the event of an optional extension of the Lease Agreement by Lessee, Lessee and Lessor already agree that the fenced area will also remain for any Optional Lease Terms.

(4)	Lessee undertakes that at the end of the lease the leased property and the associated fenced area will be returned/reconverted to the original condition. The costs for this will be borne by Lessee.

(5)	In connection with the construction of the fenced area, Lessee is exempt for a period of two (2) months from the requirement to pay the net rent for office, service, and storage areas leased pursuant to Clause 3(1) to (5) of this Supplement No. 15. Lessee will, however, owe the ancillary costs and heating costs and the costs for the parking spaces, plus statutory value added tax, for this rent-free period. Lessee will receive the exemption from payment of the net rent immediately after the fenced area is completed (acceptance report).

(6)	Lessee will return parking spaces 48 and 49 as shown in Appendix 5 to Lessor with effect from 31 December 2009; with effect from 1 January 2010, Lessee will receive parking spaces 25 and 26 as shown in Appendix 5.

§ 5

Indemnification Clause and Parking Space Tenants

(1)	If other tenants/users of the property “Gewerbe im Park – Hanauer Landstraße” justifiably claim to have experienced nuisance due to Lessee’s construction projects referred to in Clause 4 or are unable to continue to use their leased property after completion of the construction projects in the original manner (for example because the areas that they lease are shaded) and if they consequently retain or reduce the rent, Interxion Deutschland GmbH undertakes that it will indemnify Lessor in respect of such financial loss or will compensate Lessor for such financial loss.

(2)	If parking space tenants of the property “Gewerbe im Park – Hanauer Landstraße” are affected by Lessee’s construction projects because their outdoor parking spaces or parking spaces in the car park on the site are located within the enclosed area, Interxion Deutschland GmbH will already, at its own risk, ensure trouble-free access to said parking spaces (by issuing an access card, for example a magnetic strip card), including after the enclosed area has been completed.

§ 6

Other Provisions

All other provisions of the Lease Agreement of 29 January/5 February 1999, together with Supplements 1 to 14, that are not amended by the present Supplement No. 15 will remain unaffected.

Parties are aware of the statutory requirement of written form. Parties undertake vis-à-vis one another that they will at all times undertake all actions and provide all declarations that are necessary to comply with the requirement of written form, in particular in connection with the conclusion of the present Supplement No. 15 and any other supplements, and that they will until then not terminate the Lease Agreement prematurely by invoking failure to comply with the requirement of written form.

11 November 2009

Should one or more provisions of this Supplement be or become null or void for any reason, the validity of the rest of the Supplement will not be affected. In such case, Parties will agree on a valid arrangement whose commercial effect is as close as possible to that of said invalid provision or provisions.

The following APPENDICES 1 to 5 form part of this Lease Agreement.

APPENDIX 1	Site plan for enclosed area for Interxion Data Centre
APPENDIX 2	Construction specification
APPENDIX 3	Cost calculation
APPENDIX 4	Enclosure
APPENDIX 5	Parking spaces plan – outdoor parking spaces

Hamburg, ________________________________________________________________

Union Investment Real Estate GmbH	Interxion Deutschland GmbH

(pp V. Philip La Pierre pp V. Claas Zincke)	(Peter Knapp)

Names repeated in block capitals

La Pierre / Zincke	Knapp

Lessee Interxion Deutschland GmbH will continue to be bound by its offer - issued by signing the above Supplement - to conclude this Supplement by 31 December 2009. The acceptance period will be deemed to have been observed if the Supplement (declaration of acceptance), countersigned by Lessor, is posted within that period. The date of the postmark will be deemed to constitute proof.

_________, _________

(Peter Knapp)

11 November 2009